Exhibit 12 (b) 1

                        PUBLIC SERVICE COMPANY OF OKLAHOMA
                CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
                           FOR YEARS ENDED DECEMBER 31

                                   1994      1993     1992      1991     1990
                                           (thousands except ratios)
Operating income                 $ 98,258  $72,156  $78,096  $ 86,796  $ 92,461
Adjustments:
  Federal and state income taxes   27,954   13,554     (835)   18,321    27,420
  Provision for deferred federal
    and state income taxes          7,779    9,537   21,157    10,133    (4,434)
  Deferred investment tax
    credits                        (2,789)  (2,838)  (2,711)   (2,925)   (2,736)
  Other income and deductions         933      531     (940)   (1,667)       20
  Allowance for borrowed and
    equity funds used during
    construction                    2,513    1,948      740     1,931     1,678
  Interest portion of financing
    leases                             --       17       37        34        43
        Earnings                 $134,648  $94,905  $95,544  $112,623  $114,452


Fixed charges:
  Interest on long-term debt      $29,594  $31,410  $30,688   $30,545   $30,545
  Interest on short-term debt
    and other                       3,844    2,729    1,646     3,286     8,532
  Interest portion of financing
    leases                             --       17       37        34        43
        Fixed Charges             $33,438  $34,156  $32,371   $33,865   $39,120



Ratio of Earnings to Fixed
  Charges                            4.03     2.78     2.95      3.33      2.93